Exhibit 99.1

Contact:

Sylvia Wheeler

Director, Corporate Communications

Cerus Corporation

(925) 288-6061

CERUS CORPORATION ANNOUNCES FIRST QUARTER RESULTS

CONCORD, Calif., April 28, 2003 – Cerus Corporation (Nasdaq: CERS) today announced results for the first quarter ended March 31, 2003.

The net loss for the first quarter of 2003 was $17.2 million, or $1.07 per share, compared to a net loss of $13.5 million, or $0.86 per share, for the first quarter of 2002.  The increased net loss for the quarter was due primarily to increased research and development expenses in support of the INTERCEPT Blood System and interest expense accrued on a $50 million loan from Baxter Capital Corporation. No principal or interest payments on the loan are due until 2008.

Total revenue from product sales, development agreements and government grants was $1.3 million for the first quarter of 2003, compared to $0.5 million for the first quarter of 2002. In the first quarter of 2003, Cerus recorded $20,000 of revenue from product sales of the INTERCEPT Blood System for platelets in Europe.

At March 31, 2003, the company had cash, cash equivalents and short-term investments of $96.4 million.

 “Our top priority is to support Baxter’s efforts towards penetration of the $115 million European platelet market,” said Stephen Isaacs, president and chief executive officer of Cerus. “Overall, we will continue to focus on commercialization of INTERCEPT platelets and late-stage development of INTERCEPT plasma and red blood cells as we target the broader $2.5 billion market opportunity for our pathogen inactivation products.”

First quarter Cerus Corporation highlights included:

•                  INTERCEPT Blood System for platelets: Recognized product sales in two additional European countries;

•                  INTERCEPT Blood System for plasma: Made design changes to improve the manufacturability of the system; and

•                  INTERCEPT Blood System for red blood cells: Continued enrollment and transfusion of patients in two Phase III clinical trials for acute and chronic transfusion support and received FDA concurrence to expand inclusion criteria for patients in the chronic trial.

Cerus and subsidaries of Baxter International Inc. are collaborating on development of the INTERCEPT Blood System to enhance the safety of blood transfusions. The INTERCEPT Blood System for platelets is being launched in Europe, while the companies have begun the regulatory submission process to obtain approval in the United States. The companies are also in late stage development of the INTERCEPT Blood System for plasma and red blood cells.

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. EDT today.

Interested parties can access a live Internet broadcast at  http://www.firstcallevents.com/service/ajwz378739680gf12.html .. For those unable to listen to the live broadcast, the call will be archived at www.cerus.com.

ABOUT CERUS

Cerus Corporation is developing medical systems and therapeutics to provide safer and more effective options to patients. The company is developing products based on its proprietary Helinx® technology for controlling biological replication. Cerus’ most advanced programs are focused on systems to enhance the safety of the world’s blood supply. The INTERCEPT Blood System, based on the company’s Helinx technology, is designed to inactivate viruses, bacteria, other pathogens and white blood cells. The Concord, California-based company also is pursuing therapeutic applications of Helinx technology to treat and prevent serious diseases.

Helinx is a U.S. registered trademark of Cerus Corporation.

INTERCEPT Blood System and INTERCEPT Blood are trademarks of Baxter International Inc. (NYSE: BAX).

Statements in this news release, including those regarding clinical trials, regulatory filings and approvals, product development, commercial potential and potential revenue, are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing, rates of enrollment and results of clinical trials and other development and commercialization activities, actions by regulatory authorities at any stage of the development process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions and other factors discussed in the company’s most recent filings with the Securities and Exchange Commission. Cerus does not undertake any obligation to update forward-looking statements.

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CERUS CORPORATION

SELECTED UNAUDITED FINANCIAL INFORMATION

Condensed Statements of Operations

	Three Months Ended March 31,
(in thousands, except per share information)	2003	2002

Revenue	$1,269	$503

Operating expenses:
Research and development	14,695	11,921
General and administrative	2,695	2,802
Total operating expenses	17,390	14,723
Loss from operations	(16,121)	(14,220)
Interest income (expense), net	(1,038)	673
Net loss	(17,159)	(13,547)

Net loss per share - basic and diluted	$(1.07)	$(0.86)
Shares used in computing net loss per share - basic and diluted	15,964	15,751

Condensed Balance Sheets

(in thousands)	March 31, 2003	December 31, 2002

Cash, cash equivalents and short-term investments	$96,406	$64,318
Accounts receivable from a related party	21	46
Other current assets	3,764	2,884
Furniture and equipment, net	4,838	5,547
Other assets	156	152

Total assets	$105,185	$72,947

Accounts payable to a related party	$7,441	$8,538
Other current liabilities	7,146	8,224
Long-term debt, payable to a related party	51,417	—
Capital lease obligation, less current portion	6	16
Stockholders’ equity	39,175	56,169

Total liabilities and stockholders’ equity	$105,185	$72,947

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